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                                                                   EXHIBIT 99.13

               [LETTERHEAD OF SANDLER O'NEILL & PARTNERS, L.P.]


                        Ventura County National Bancorp

                                RIGHTS OFFERING

                                      of

                                 COMMON STOCK

                                                                  April 17, 1995

We are seeking standby investors for Ventura County National Bancorp's Rights Offering.

    . The Company has targeted receiving standby commitments of up to $4,500,000.

    . Each standby investor will be able to standby for up to 4.9% of the shares to be outstanding after the offering (there may be some exceptions to this limitation.)

    . This would permit a maximum investment of approximately $900,000, however, the Company is ideally targeting maximum standby commitments in the range of $400,000 to $900,000.

    .   A portion of the standby commitment will be guaranteed to each investor.

    . The purchase price will be the subscription price to be paid by shareholders.

    . The exact number of shares guaranteed to each purchaser will be determined by negotiation.

A Registration Statement on Form S-2, as amended, relating to the Company's Common Stock was filed with the Securities and Exchange Commission on April , 1995. Please read the enclosed Preliminary Prospectus, which constitutes a part of the Registration Statement, and Form of Standby Agreement carefully.

No offer to buy securities can be accepted and no part of the purchase price can be received until the Registration Statement has become effective, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to notice of its acceptance given after the effective date. We hope to be effective the early part of May.

Please call me if you have any questions at (212) 466-7709.

Sincerely,


Thomas W. Killian
Managing Director
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enclosures:

     --   Preliminary Prospectus for Ventura County National Bancorp

     --   Form of Standby Agreement

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